UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

INDIE GROWERS ASSOCIATION

(Exact name of registrant as specified in its charter)

NEVADA	333-139482	98-0492900
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

311 Division St Carson City NV 89703
(Address of principal executive offices)

1 (888) 648 0488
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

CANCELLATION OF SHARES AND WRITE-DOWN OF IMPAIRMENT

As previously disclosed in its various periodic financial statements, on July 10, 2012 the Company entered into an agreement with GMM Global Multi-Mining Diversified Group Limited (“GMM”) wherein GMM assigned and transferred a 60% interest in a joint venture to the company for 131,000,000 shares of the company’s common stock (valued at $131,000per the agreement) and $500,000 cash. The 131,000,000 shares of common stock were issued on July 10, 2012; however, the Company failed to pay the required $500,000 and forfeited its right to the 60% interest as of April 1, 2013. The Company recorded a loss on impairment of $131,000.  After the Company’s recent reverse stock split, these shares were reduced to 655,000 shares.  The Company has resolved to cancel these shares and return them to treasury.  As a result of this cancellation, the company will write down its loss on impairment by $131,000 and the issued and outstanding shares of the Company will be reduced by a total of 655,000 shares.

CANCELLATION OF DIRECTOR DEBT

On July 16, 2014, the Company’s former director and officer, Charles Irizarry, agreed to cancel and write-off all of his remaining debt in the Company. He has provided a full release for any debt or pending debt owed to him by the Company.  This write-off of debt will be reflected in the Company’s future filings.

CHANGE OF SIC CODE

With the aforementioned write-down of impairment and cancellation of debt and stock, the Company has now divested itself fully of all mineral interests and related business involving the mining industry.  As a result, the Company is changing its SIC code from “1000 — Metal Mining” to “6519 — Lessors of Real Property, NEC” to better reflect the Company’s transition to a new business focus.  The Company is now solely engaged in developing real estate opportunities within the licensed cannabis industry.    The change of SIC will be reflected on the Electronic Data Gathering, Anaysis and Retrieval (EDGAR) system when permitted by the U.S. Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDIE GROWERS ASSOCIATION

Date: July 17, 2014	/s/ ROBERT COLERIDGE ______________________________